UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2005

Venture Financial Group, Inc.
(Exact Name of Registrant as specified in its charter)

Washington	0-24024	91 - 1277503
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

721 College Street SE
PO Box 3800
Lacey, Washington 98503
Address of Principal Executive Office and Zip Code

Registrant's telephone number including area code 360-459-1100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR
230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors;
Appointment of Principal Officers.

             (c)           (1) On November 14, 2005, Venture Financial Group, Inc. publicly  announced the hiring of Sandra Sager as the Company's Executive Vice President and Chief Financial Officer. A copy of the press release announcing Ms. Sager's hiring is attached as Exhibit 99.1.

                            (2) Since January 2005, Ms. Sager, age 44, has served as Senior Vice President and CFO of Columbia Trust Bank in Pasco, Washington. Prior to joining Columbia Trust Bank, Ms. Sager served as President and Chief Executive Officer of North Cascades Bancshares, Inc. in Chelan, Washington from 2002 to 2004, and from 1995 to 2001 as Executive Vice President and Chief Financial Officer. In addition to serving as Executive Vice President and Chief Financial Officer of the Company, Ms. Sager will fill the same positions at Venture Bank. The term of Ms. Sager's Employment Agreement is two years and provides for automatic one-year renewals if neither party terminates prior to the end of a term.

                            (3) Ms. Sager's Employment Agreement dated November 10, 2005, provides for annual compensation of $135,000 with a bonus of $30,000 payable following year-end 2005. If Ms. Sager is terminated by the Company without cause or if she terminates for good reason (defined as relocation of Ms. Sager or reduction of her salary or elimination of benefits unless such reduction or elimination is applicable to all executive officers), she will be eligible to receive twelve months base salary as severance. If Ms. Sager is terminated without cause or she terminates for good reason within one year following a change in control of the Company or if she is terminated without cause at any time during the 180 days prior to public announcement of the transaction that will result in a change in control, she will be eligible to receive twelve months base salary as severance. Ms. Sager will receive the severance benefits described above if she executes a Separation Agreement and complies with the material provisions of the Employment Agreement following her termination including nonsolicitation and noncompetition provisions.

Item 9.01	Financial Statements and Exhibits.

	(a)	Not applicable.
	(b)	Not applicable.
	(c)	Exhibits.
10.1 Employment Agreement
99.1 Press Release

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTURE FINANCIAL GROUP, INC.
(Registrant)

Date:	November 14, 2005	By:	/s/ Ken F. Parsons, Sr.
Ken F. Parsons, Sr.
Chief Executive Officer